EXHIBIT 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the undersigned agree that the statement on Schedule 13D dated January 9, 2002, as amended, with respect to the common stock of Bigmar, Inc. is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us and further agree that this Joint Filing Agreement be included as an exhibit to such Statement.

     In evidence thereof, the undersigned, being duly authorized, hereby executes this Agreement this 9th day of January, 2002.

Jericho II, L.L.C.

By: /s/ Cynthia R. May Cynthia R. May Member

/s/ Cynthia R. May Cynthia R. May

/s/ Harold C. Baldauf Harold C. Baldauf

/s/ Janet A. Baldauf Janet A. Baldauf